FIRST AMENDMENT TO CONTRACT OF SALE

This FIRST AMENDMENT TO CONTRACT OF SALE ("Amendment") dated October 12, 2011by and between SJA INDUSTRIES, LLC having an address at 355 South Technology Drive, Central Islip, New York 11722 ("Seller") and CVD EQUIPMENT CORPORATION having an. address at 1860 Smithtown Avenue. Ronkonkoma, New York 11779 ('"Purchaser").
WHEREAS, Seller and Purchaser entered into a certain Contract of Sale dated September 2, 2011 (the "Contract') with respect to the purchase and sale of certain premises located at 355 South Technology Drive, Central. Islip, New York 11722 (the "Premises");
WHEREAS, Section R-7 of .the Contract provided that, inter alia, either party could cancel the Contract If the holder of. the· existing mortgage on the/Premises ("Sun Life") failed to Issue an "Approval Letter" with respect to the Contract within thirty (30) days after the date of the Contract;
WHEREAS, by letter dated September 20, 2011, Sun Life notified the Seller of Its disapproval of the Contract (the "Disapproval Letter");
WHEREAS, by letter dated September 23, 2011, Seller notified Purchaser of Seller's election to cancel the Contract pursuant to Section R-7 thereof as a consequence of the Disapproval Letter (the "Cancellation Notice”);
WHEREAS, by letter dated September 28, 2011 by Richard Hamburger, Esq to Sun Life and Peter Marullo, Esq., Purchaser asserted certain claims against Sun Life, Seller and others allegedly arising out of the issuance of the Disapproval Letter and the cancellation of the Contract (the "Purchaser Claim Letter");
WHEREAS, Sun Life and Seller have entered Into a. letter agreement dated October 7, 2011 pursuant to which Sun Life has (i) consented to the reinstatement of the Contract and (ii) confirmed its approval of the Contract, provided that certain modifications are made thereto (the "New Approval Letter");

WHEREAS, consistent with· the New Approval Letter, Seller and Purchaser have agreed to reinstate and amend the Contract on the terms hereinafter set forth.
NOW, THEREFORE, in consideration of ten ($10.00) dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties agree as follows:
1.           Seller withdraws the Cancellation Notice and the parties agree that the Contract is hereby· reinstated and continues in full force and effect as if the Cancellation Notice had never been given.
2.           The scheduled time and date of. Closing shall remain on or about 10:00 A.M., November 15, 2011; provided, however, the scheduled time and date of Closing shall not be extended beyond 10:00 A.M., December 30, 2011, TIME BEING OF THE ESSENCE, without the prior written consent of Sun Life, Seller and Purchaser.
3.           The Due Diligence Periods shall be deemed to expire on November 15, 2011, TIME BEING OF THE ESSENCE.
4.           The Commitment Date shall be November 2, 2011, TIME BEING OF THE ESSENCE.
5.           The New Approval· Letter shall be deemed to constitute both the "Sun Life Offer Letter" and the "Approval Letter" under Section R-7 of the Contract; it being understood and agreed that neither party shall have any further right to cancel the Contract under Section R-7(b) thereof.

6.           Purchaser hereby withdraws the Purchaser Claim Letter, and the Purchaser, and Seller each on their own behalf and on behalf of their successors, assigns, officers, directors, members and shareholders, hereby waive, release and discharge each other and Sun Life and their respective successors, assigns, officers, directors, members, employees, attorneys, agents, shareholders and parent and subsidiary companies (collectively, the "Released Parties") from and· against all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, demands and causes of action whatsoever, whether In law, admiralty or equity, which any of them ever had, now have or hereafter can, shall or may have for, upon, or by reason of (i) the Issuance of the Disapproval Letter by Sun Life, (ii) the issuance of the cancellation Notice by Seller, (iii) any delays In the Closing and additional expenses incurred by Purchaser or Seller as a consequence of the Disapproval Letter and/or Cancellation Notice, (iv) any alleged breach of contract by Sun/Life, Seller. or any other Released Party,  (v) any alleged tortious interference with the contract by Sun Life, Seller or any other Released· Party and (vi) any and all other claims and causes of action alleged In or arising out of the Purchaser Claim Letter, including, without limitation, those based upon tortious Interference and breach of contract. Sun Life is an intended third party beneficiary of this paragraph. The provisions of this paragraph shall survive Closing or any termination or cancellation of the Contract.
7.           Seller shall provide a fully executed copy of this Amendment to Sun Life Immediately upon its execution.

8.           Except as modified by this Amendment, the Contract remains unmodified and in full force and effect. Except as otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Contract. This Amendment may not be modified except in a written instrument executed and delivered by both parties. This amendment shall be governed and construed in accordance with the laws of the State of New York. This Amendment maybe executed in separate counterparts, which, when taken together, shall constitute a single document.  Facsimile signatures shall be deemed originals for all purposes.

SJA INDUSTRIES, LLC
BY: /s/ Jay Austrian
Jay Austrian, managing member

CVD EQUIPMENT CORPORATION
BY: /s/ Leonard A. Rosenbaum
Name: Leonard A. Rosenbaum
Title: President